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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF VINSON & ELKINS L.L.P.]

                                October 20, 1994

Panhandle Eastern Corporation
5400 Westheimer Court
P.O. Box 1642
Houston, Texas 77251-1642

Ladies and Gentlemen:

     We have acted as counsel for Panhandle Eastern Corporation (the "Company") in connection with the registration of an aggregate of 30,417,478 shares of Common Stock, $1.00 par value, of the Company (the "Panhandle Common Stock"), pursuant to a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed merger (the "Merger") of Panhandle Acquisition Two, Inc., a wholly owned subsidiary of the Company ("Merger Sub"), with and into Associated Natural Gas Corporation ("ANGC"), as set forth in that certain Agreement and Plan of Merger, dated October 9, 1994, among the Company, Merger Sub and ANGC (the "Merger Agreement"), included in the Registration Statement. In the Merger, each outstanding share of Common Stock, $.05 par value, of ANGC (other than shares held directly or indirectly by the Company or ANGC) will be converted into the right to receive between 1.5725 and
1.8750 shares of Panhandle Common Stock as determined pursuant to the Merger Agreement.

     In connection herewith, we have examined the Restated Certificate of Incorporation and the By-laws of the Company, each as amended to the date hereof, the records of certain corporate proceedings which have occurred prior to the date hereof, the Registration Statement, and such other documents, and have made such other investigations, as we considered necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the shares of Panhandle Common Stock being registered pursuant to the Registration Statement, when issued pursuant to the terms of the Merger Agreement as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                          Very truly yours,

                                          /s/ Vinson & Elkins L.L.P.